Exhibit 2.2
AMENDMENT NO. 1 TO
ASSET PURCHASE AGREEMENT
This AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT (this “Amendment No. 1”), dated as of May 12, 2008, is among Reliant Energy Wholesale Generation, LLC, a Delaware limited liability company (“REWG”), Reliant Energy Asset Management, LLC, a Delaware limited liability company (“REAM”), and Nevada Power Company, an electric utility organized under the laws of the State of Nevada (“Purchaser”). REWG and REAM are also each referred to herein individually as a “Seller” and collectively as the “Sellers.” REWG and REAM, on the one hand, and Purchaser, on the other hand, are also each referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, Sellers and Purchaser are parties to that certain Asset Purchase Agreement, dated as of April 21, 2008 (the “Agreement”);
WHEREAS, capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Agreement;
WHEREAS, the Agreement provides (a) that Reliant Energy Services, Inc. shall assign to Purchaser that certain Service Agreement for Long-Term Firm Point-to-Point Transmission Service, designated as Service Agreement No. 90, dated July 5, 2001 (the “Transmission Services Agreement”) and (b) that Purchaser shall take certain actions set forth in Section 5.1(k) of the Agreement to make the assignment of the Transmission Services Agreement effective, in each case prior to Closing;
WHEREAS, the Parties wish for the Transmission Services Agreement to be terminated prior to Closing rather than assigned; and
WHEREAS, the Parties wish to amend the Agreement to reflect such termination.
NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, Purchaser and Sellers hereby agree as follows:
Section 1. Amendments. Effective on and as of the date hereof:
(a) The index of the Agreement is hereby amended by deleting the phrase “Form of Assignment Agreement” describing Exhibit C and replacing it with the phrase “Form of Termination Agreement.”
(b) Each of the definitions of “Amended Transmission Services Agreement,” “Amended TSA FERC Order,” and “Assignment Agreements” in Section 1.1 of the Agreement is hereby deleted in its entirety.

(c)  Section 1.1 is hereby amended by adding the following definition: “‘Termination Agreement’ is defined in Section 2.5.1(b)(viii).”
(d)  Section 1.1 is hereby amended by adding the following definition: “‘TSA Termination Order’ is defined in Section 5.1(k).”
(e) Section 2.1.1 of the Agreement is hereby amended by deleting the phrase “or shall cause Reliant Energy Services, Inc. (with respect to the Transmission Services Agreement) to.”
(f) Section 2.1.2 of the Agreement is hereby amended to read in its entirety:
“Section 2.1.2 Assignment and Assumption of Assigned Facility Agreements. On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Sellers shall assign to Purchaser and Purchaser shall assume all of Sellers’ rights under the Assigned Facility Agreements and (a) in the case of Assigned Facility Agreements other than the Interconnection Contracts, all of Sellers’ obligations arising after the Closing under such Assigned Facility Agreements, and (b) in the case of Interconnection Contracts, all of Sellers’ obligations under the Interconnection Contracts, other than any refund liability of REWG to SCE pursuant to paragraph 31 of the 2003 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement, with respect to refunds received by REWG. As of Closing, Purchaser hereby releases, and agrees to cause its Affiliates to release Sellers and their Affiliates, unconditionally and irrevocably, from any and all claims, demands, causes of action, suits, damages, attorneys’ fees, and costs or expenses of any type, whether known or unknown, fixed or contingent, liquidated or unliquidated of any kind or character arising from or relating in any way to the Interconnection Contracts, other than any refund liability of REWG to SCE pursuant to paragraph 31 of the 2003 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement, with respect to refunds received by REWG. For the avoidance of doubt, with respect to indemnity obligations under the Assigned Facility Agreements (other than the Interconnection Contracts), Purchaser shall assume liability only for events that occur after the Closing.”
(g) The second sentence of Section 2.4 of the Agreement is hereby amended to read in its entirety as follows: “The Closing shall be deemed effective as of 12:01 A.M. Las Vegas time on the day after the Estimated Purchase Price has been paid to REWG and the Easement and Lease Assignment and Assumption Agreement, the Bill of Sale and Assignment and the Termination Agreement have been executed and delivered to Purchaser.”

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(h) Section 2.5.1(b)(viii) of the Agreement is hereby amended to read in its entirety as follows: “A counterpart executed by Purchaser of a termination agreement in the form of Exhibit C (the “Termination Agreement”), terminating the Transmission Services Agreement.”
(i) Section 2.5.2(j) of the Agreement is hereby amended to read in its entirety as follows: “The Termination Agreement executed by Reliant Energy Services, Inc.; and”
(j) Section 3.4 of the Agreement is hereby amended by adding the phrase “ TSA Termination Order,” after the phrase “FERC Approval.”
(k) Section 3.13(b) of the Agreement is hereby amended by deleting the phrase “Neither REWG nor Reliant Energy Services, Inc. has assigned” and replacing it with the phrase “REWG has not assigned.”
(l) Section 4.4 of the Agreement is amended by adding the phrase “ TSA Termination Order,” after the phrase “FERC Approval.”
(m) Section 4.5 of the Agreement is hereby amended by deleting the phrase “the Amended TSA FERC Order” and replacing it with the phrase “the TSA Termination Order.”
(n) Section 5.1(b) of the Agreement is amended by adding the phrase “TSA Termination Order,” after the phrase “FERC Approval.”
(o) Section 5.1(k) of the Agreement is hereby amended to read in its entirety as follows: “Prior to the Closing Date, Purchaser shall file notice of termination of the Transmission Services Agreement with FERC pursuant to Section 205 of the Federal Power Act and request an effective date of termination as of the Closing Date, and FERC shall have issued an order accepting such filing (the “TSA Termination Order”).”
(p) Section 6.1.4 of the Agreement is hereby amended by deleting the phrase “the Amended TSA FERC Order” and replacing it with the phrase “the TSA Termination Order.”
(q) Section 6.2.4 of the Agreement is hereby amended by deleting the phrase “the Amended TSA FERC Order” and replacing it with the phrase “the TSA Termination Order.”

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(r) Exhibit C to the Agreement is hereby deleted in its entirety and replaced with the Exhibit C attached hereto.
(s) Item 4 of Schedule 1.1(a) to the Agreement is hereby amended to read as follows: “[not used].”
(t) Item 9 of Section 3.14(a) of the Sellers’ Disclosure Schedule to the Agreement is hereby deleted.
Section 2. Representations and Warranties of Buyer and Sellers. Buyer represents and warrants to Sellers, and each Seller represents and warrants to Buyer, that (a) it is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to perform all of its obligations under this Amendment No. 1 and the Agreement, (b) the execution and performance by it of this Amendment No. 1 and the Agreement have been duly authorized by all necessary action, (c) no authorization, consent, approval or license of, or filing or registration with, any Governmental Authority, or any specifically granted exemption from any of the foregoing, is or will be necessary to the valid execution, delivery or performance by it of this Amendment No. 1 or the Agreement, and (d) this Amendment No. 1 and the Agreement constitute its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Amendment No. 1 and the Agreement, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect that affect creditors’ rights generally or by limitation on the availability of equitable remedies.
Section 3. Effect on the Agreement. Except as expressly provided herein, the Agreement shall remain unchanged and in full force and effect. The execution, delivery and effectiveness of this Amendment No. 1 shall not operate as a waiver of any right, power or remedy of Buyer or Seller under the Agreement nor constitute a waiver of any provision of the Agreement.
Section 4. Execution in Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.
Section 5. Headings. Section headings in this Amendment No. 1 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 1 for any other purpose.
Section 6. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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Section 7. GOVERNING LAW. THIS AMENDMENT NO. 1 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first above written.

BUYER: NEVADA POWER COMPANY
By:	/s/ Roberto R. Denis
	Name:	Roberto R. Denis
	Title:	Senior Vice President

By:	/s/ William D. Rogers
	Name:	William D. Rogers
	Title:	Senior Vice President and Chief Financial Officer

SELLERS: RELIANT ENERGY ASSET MANAGEMENT, LLC
By:	/s/ Matthew E. Greek
	Name:	Matthew E. Greek
	Title:	Vice President

RELIANT ENERGY WHOLESALE GENERATION, LLC
By:	/s/ Matthew E. Greek
	Name:	Matthew E. Greek
	Title:	Vice President

Exhibit C to the
Asset Purchase Agreement
EXHIBIT C
FORM OF TERMINATION
THIS TERMINATION AND RELEASE AGREEMENT, dated as of                     , 2008 (this “Termination Agreement”), is between Nevada Power Company, an electric utility organized under the laws of the State of Nevada (“Nevada Power”), and Reliant Energy Services, Inc., a Delaware corporation (“RES”). Each of Nevada Power and RES may be referred to individually as a “Party” or collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, Nevada Power and RES have previously entered into that Service Agreement for Long-Term Firm Point-to-Point Transmission Service, designated as Services Agreement No. 90 (the “Agreement”), dated July 5, 2001;
WHEREAS, Nevada Power and Reliant Energy Asset Management, LLC, and Reliant Energy Wholesale Generation, LLC (the “Sellers”) have entered into that certain Asset Purchase Agreement, dated as of April 21, 2008 (as amended, the “Purchase Agreement”);
WHEREAS, pursuant to the Purchase Agreement, the closing of the transactions contemplated thereunder is conditioned on, among other things, the delivery by Sellers to Nevada Power of this Termination Agreement executed by RES, and the delivery by Nevada Power to Sellers of this Termination Agreement executed by Nevada Power; and
WHEREAS, Nevada Power and RES desire to terminate the Agreement and release each other from any liabilities or obligations thereunder, as provided by and subject to the terms of this Termination Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
1. Definitions. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Agreement. In addition to the terms defined throughout this Termination Agreement, as used herein, the following terms shall have the following meanings.

“Claim” means any claims, debts, contracts, leases, liabilities, arrangements, commitments, obligations, restrictions, disabilities or duties whatsoever, whether accrued, unliquidated, known or unknown, contingent or absolute, and any Action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability.
2. Termination and Release of the Agreement. Each of the Parties agrees that, as of the date hereof, the Agreement is hereby terminated and of no further force or effect, and neither Party shall have any further obligation or liability whatsoever to the other under the Agreement. Each of the Parties waives any requirements for prior written notice of termination that may be set forth in the Agreement. Each of the Parties hereby fully, unconditionally and irrevocably releases, remits, acquits and forever discharges the other Party, together with such Party’s affiliates and each of their respective successors and permitted assigns, from any and all Claims whatsoever, whether now existing or hereafter arising, under or in respect of the Agreement or any terms or conditions thereof (the “Released Claims”).
3. Waiver of Legal Rights. In entering into this Termination Agreement, each of the Parties expressly waives any and all rights it has under any state or federal statute or any common law principle of similar effect, that provides that the foregoing release does not extend to claims that such Party does not know or suspect to exist in the Party’s favor as of the date hereof, which if known by such Party would have materially affected the Party’s settlement of the Released Claims. The Parties acknowledge that they may hereafter discover facts different from, or in addition to, those which they know or believe to be true with respect to the Released Claims, and agree that this Agreement and the provisions contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.
4. No Assignment of Released Claims. The Parties represent and warrant with respect to the Released Claims that they have not in any manner assigned, pledged or otherwise voluntarily or involuntarily disposed of or transferred to any person or entity an interest in any Released Claims and that each of the Released Claims is hereby fully and finally discharged, settled and satisfied.

5. Representations and Warranties of the Parties. Each Party represents and warrants to the other that (a) it is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to perform all of its obligations under this Termination Agreement, (b) the execution and performance by it of this Termination Agreement have been duly authorized by all necessary action, (c) except for the TSA Termination Order that has been obtained by Nevada Power and is effective as of the date hereof, no authorization, consent, approval or license of, or filing or registration with, any Governmental Authority, or any specifically granted exemption from any of the foregoing, is or will be necessary to the valid execution, delivery or performance by it of this Termination Agreement, and (d) this Termination Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Termination Agreement, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect that affect creditors’ rights generally or by limitation on the availability of equitable remedies.
6. Amendment. This Termination Agreement may be amended only by written instrument designated as an amendment to this Agreement and executed by the Parties.
7. Covenant Not To Sue. Each Party agrees not to bring, and represents that it has not brought, any Claim against the other Party and its affiliates in any court or before any Governmental Authority relating to a Released Claim.
8. Further Assurances. Upon the reasonable request of a Party at any time after the date hereof, the other Party shall, at the cost and expense of the requesting Party, exercise commercially reasonable efforts to execute and deliver such further instruments, documents, filings (including financing statements or termination statements), terminations, releases, directions, authorizations and other documents as the requesting Party or its counsel may reasonably request in order to effectuate the purposes of this Termination Agreement.
9. Successors and Assigns. All covenants, promises and agreements by or on behalf of the Parties contained in this Termination Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties.
10. Severability. If any term or other provision of this Termination Agreement is invalid, illegal or incapable of being enforced, all other terms and provisions of this Termination Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11. Applicable Law. THIS TERMINATION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
12. Counterparts. This Termination Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Termination Agreement may be delivered by facsimile transmission.
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IN WITNESS WHEREOF, the undersigned have caused this Termination Agreement to be duly executed and delivered on behalf of the Parties as of the date first above written.

NEVADA POWER COMPANY		RELIANT ENERGY SERVICES, INC.

By:		By:

	Name:		Name:
	Title:		Title:

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